EXHIBIT 99.2

FIRST FINANCIAL BANCORP.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information combines the historical consolidated financial position and results of operations of First Financial Bancorp. (“First Financial”) and MainSource Financial Group, Inc. (“MainSource”) using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of MainSource will be recorded by First Financial at their respective fair values as of April 1, 2018, the date the merger of MainSource with and into First Financial (the “merger”) was completed and the excess of the merger consideration over the fair value of MainSource's net assets will be allocated to goodwill. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the accompanying notes and the Annual Report on Form 10-K for the year ended December 31, 2017 of each of First Financial and MainSource. Certain amounts from the historical MainSource financial statements have been reclassified for the purpose of ensuring consistent presentation in the pro forma condensed combined consolidated financial information presented herein.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2017 gives effect to the merger as if the transaction had been consummated on December 31, 2017. The unaudited pro forma condensed combined consolidated statement of income for the twelve months ended December 31, 2017 gives effect to the merger as if the transaction had been consummated on January 1, 2017.

The unaudited pro forma condensed combined consolidated financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the dates presented. The adjustments included in this unaudited pro forma condensed combined consolidated financial information are preliminary and may be significantly revised and may not agree to actual amounts recorded by First Financial.

This financial information does not reflect the benefits of the merger’s expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been completed on the dates presented or which may be attained in the future. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined consolidated financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will ultimately be recorded.

FIRST FINANCIAL BANCORP AND MAINSOURCE FINANCIAL GROUP, INC
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2017

	First		Pro Forma
	Financial	MainSource	Merger		Pro Forma
(Dollars in thousands)	Historical	Historical	Adjustments	Notes	Combined
ASSETS
Cash and cash equivalents	$184,624	$99,570			$284,194
Investment securities available-for-sale, at market value	1,349,408	1,077,573	(2,419)	A	2,424,562
Investment securities held-to-maturity	654,008	—			654,008
Other investments	53,140	27,796			80,936
Loans held for sale	11,502	7,794			19,296
Loans and leases	6,013,183	3,063,463	(98,785)	B	8,977,861
Less: Allowance for loan and lease losses	(54,021)	(22,543)	22,543	C	(54,021)
Net loans and leases	5,959,162	3,040,920	(76,242)		8,923,840
Premises and equipment	125,036	82,438	24,000	D	231,474
Goodwill	204,084	137,090	411,735	E	752,909
Other intangibles	3,786	13,901	27,849	F	45,536
Accrued interest and other assets	352,173	160,780	2,633	G	515,586
Total assets	$8,896,923	$4,647,862	$387,556		$13,932,341

LIABILITIES
Deposits	$6,895,046	$3,507,603	$(8,955)	H	$10,393,694
Total short-term borrowings	814,565	185,652	—		1,000,217
FHLB long-term borrowings	1,016	335,986	(4,155)	I	332,847
Subordinated notes	118,638	56,545	(7,578)	I	167,605
Total long-term debt	119,654	392,531	(11,733)		500,452
Total borrowed funds	934,219	578,183	(11,733)		1,500,669
Accrued interest and other liabilities	136,994	29,118	2,187	J	168,299
Total liabilities	7,966,259	4,114,904	(18,501)		12,062,662

SHAREHOLDERS' EQUITY
Preferred stock
Common stock	573,109	13,250	925,765	K	1,512,124
Surplus	—	347,161	(347,161)	L	—
Retained earnings	491,847	178,021	(178,021)	M	491,847
Accumulated other comprehensive (loss) income	(20,390)	4,203	(4,203)	N	(20,390)
Treasury stock, at cost	(113,902)	(9,677)	9,677	O	(113,902)
Total shareholders' equity	930,664	532,958	406,057		1,869,679
Total liabilities and shareholders' equity	$8,896,923	$4,647,862	$387,556		$13,932,341
See accompanying notes to unaudited pro forma financial information.

FIRST FINANCIAL BANCORP AND MAINSOURCE FINANCIAL GROUP, INC
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the twelve months ended December 31, 2017

	First		Pro Forma
	Financial	MainSource	Merger		Pro Forma
(Dollars in thousands, except per share data)	Historical	Historical	Adjustments	Notes	Combined
Interest income
Loans and leases, including fees	$280,111	$127,611	$26,524	P	$434,246
Investment securities	56,486	30,580			87,066
Other earning assets	(3,524)	356			(3,168)
Total interest income	333,073	158,547	26,524		518,144
Interest expense
Deposits	35,182	6,143	417	Q	41,742
Short-term borrowings	8,193	5,247			13,440
Long-term borrowings	—	1,981	1,385	R	3,366
Subordinated notes	6,153	2,307	408	S	8,868
Total interest expense	49,528	15,678	2,210		67,416
Net interest income	283,545	142,869	24,314		450,728
Provision for loan and lease losses	3,582	1,250	(1,250)	T	3,582
Net interest income after provision for loan and lease losses	279,963	141,619	25,564		447,146

Noninterest income
Service charges on deposit accounts	19,775	20,901			40,676
Trust and wealth management fees	14,073	5,620			19,693
Bankcard income	13,298	8,481			21,779
Gains on sales of investment securities	1,649	84			1,733
Other	27,347	14,630			41,977
Total noninterest income	76,142	49,716	—		125,858

Noninterest expenses
Salaries and employee benefits	132,560	72,614			205,174
Net occupancy	17,397	10,710			28,107
Furniture and equipment	8,443	13,770	420	U	22,633
Data processing	14,022	—			14,022
Marketing	3,201	3,262			6,463
Communication	1,819	1,836			3,655
Professional services	15,023	—			15,023
FDIC assessments	3,944	1,407			5,351
Other	43,533	25,362	8,037	V	76,932
Total noninterest expenses	239,942	128,961	8,457		377,360
Income before income taxes	116,163	62,374	17,107		195,644
Income tax expense	19,376	12,936	3,592	W	35,904
Net income	$96,787	$49,438	$13,515		$159,740

Net earnings per common share - basic	$1.57	$1.97			$1.66
Net earnings per common share - diluted	$1.56	$1.94			$1.64
Cash dividends declared per share	$0.68	$0.68			$0.64
Average basic shares outstanding	61,529,460	25,111,112			96,371,128
Average diluted shares outstanding	62,171,590	25,514,638			97,573,150
See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

Note 1-Description of Transaction
On April 1, 2018, First Financial completed its merger with MainSource Financial Group, Inc. Under the terms of the merger agreement, shareholders of MainSource received 1.3875 common shares of First Financial common stock for each share of MainSource common stock. Including outstanding options and warrants for MainSource common stock, total purchase consideration was approximately $1.0 billion.  Cash was paid in lieu of fractional shares of First Financial common stock that would have otherwise been issued in connection with the merger.

Note 2-Basis of Presentation
The unaudited pro forma condensed combined consolidated financial information of First Financial is presented after giving effect to the merger. The pro forma financial information assumes that the merger with MainSource was consummated on December 31, 2017 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and on January 1, 2017 for purposes of the unaudited pro forma condensed combined consolidated statement of income and gives effect to the merger, for purposes of the unaudited pro forma condensed combined consolidated statement of income, as if it had been effective during the entire period presented. The unaudited pro forma condensed combined consolidated financial information was calculated using the federal corporate income tax rate of 21% which was in effect for 2017.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill as of completion of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of MainSource at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of MainSource’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.

Note 3-Pro Forma Merger Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

BALANCE SHEET

(Dollars in thousands)	December 31, 2017

A. Adjustments to investments, available for sale
To record AFS securities at fair value based on independent pricing sources	$(2,419)

B. Adjustments to loans
To reflect expected credit loss of $36.2 million and fair value interest rate mark discount of $72.8 million in MainSource’s loan portfolio	$(109,054)
Elimination of the fair value adjustment of $13.7 million for loans purchased by MainSource in previous acquisitions and elimination of MainSource’s net deferred loan fees of $3.4 million	10,269
$(98,785)

C. Adjustment to allowance for loan losses
To remove MainSource’s allowance as the credit risk is contemplated in the fair value adjustment in adjustment B above	$22,543

D. Adjustment to fixed assets
Estimated fair value adjustment of $24.0 million on MainSource’s premises and equipment	$24,000

E. Adjustment to goodwill, net
To reflect goodwill created as a result of the merger	$548,825
To reflect elimination of MainSource’s goodwill	(137,090)
$411,735

F. Adjustment to core deposit intangible, net
To record the estimated fair value of acquired identifiable intangible assets. Core deposits represent total deposits less time deposits. The acquired core deposit intangible will be amortized over 10 years using an accelerated method of amortization.	$41,750
To reflect elimination of MainSource’s other intangibles	(13,901)
$27,849

G. Adjustments to accrued interest and other assets
To record the fair value of an agreement that was triggered by the merger to sell a brokerage business	$2,633

H. Adjustments to deposits
To record estimated fair value based on current market rates for similar products. The adjustment will be accreted into income over the estimated lives of the deposits.	$773
To reflect elimination of MainSource’s CD adjustments	(2,138)
On May 18, 2018, First Financial sold 5 branches to German American Bancorp, Inc. This divestiture resulted in a Day 1 fair value adjustment of $7.6MM to deposits.	(7,590)
$(8,955)

I. Adjustment to borrowings
To record estimated fair value of assumed borrowings based on market rates for similar products. The adjustment will be accreted into income over the remaining lives of the borrowings.
Adjustment to FHLB long-term borrowings	$(4,155)
Adjustment to subordinated notes	(7,578)
Total adjustments to long-term debt	$(11,733)

J. Adjustment for deferred federal income taxes associated with the adjustments to record the assets and liabilities of MainSource at fair value based on First Financial's statutory rate of 21% as of December 31, 2017.

To reflect net deferred tax liability as a result of the merger fair value adjustments
Adjustment to loans	$20,745
Adjustment to allowance for loan losses	(4,734)
Adjustment to fixed assets	(5,040)
Adjustment to core deposit intangible, net	(8,768)
Adjustment to deposits	(1,881)
Adjustment to FHLB long-term borrowings	(873)
Adjustment to subordinated notes	(1,591)
Adjustment to investments	508
Adjustment to other assets due to gains	(553)
Calculated deferred taxes at estimated statutory rate of 21.0%	$(2,187)

K. Adjustments to shareholders’ equity
To eliminate historical MainSource common stock	$(13,250)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the amount of equity consideration of First Financial common stock issuable in the merger.	939,015
$925,765

L. Adjustments to surplus
To eliminate MainSource's surplus capital	$(347,161)

M. Adjustments to retained earnings
To eliminate MainSource's retained earnings	$(178,021)

N. Adjustment to accumulated other comprehensive (loss) income
To eliminate MainSource's accumulated other comprehensive income	$(4,203)

O. Adjustment to treasury stock, at cost
To eliminate MainSource's treasury stock, at cost	$9,677

INCOME STATEMENT	Twelve months ended December 31, 2017

P. Adjustment to loan interest income
Represents 12 months of estimated net discount accretion on acquired loans.	$26,524

Q. Adjustment to deposit interest expense
To reflect accretion of deposit premium from fair value adjustment over an estimated five year average life	$417

R. Adjustment to long-term borrowings interest expense
To reflect accretion of borrowings premium from fair value adjustment over an estimated 3 year average life	$1,385

S. Adjustment to subordinated debt interest expense
To reflect amortization over 16.33 years	$408

T. Adjustment to provision for loan and lease losses
To eliminate MainSource's provision for loan and lease losses	$(1,250)

U. Adjustment to furniture and fixture expense
Represents premium amortization on building. Premium will be amortized over 40 years using the straight-line method.	$420

V. Adjustment to other noninterest expense
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using an accelerated method of amortization	$8,037

W. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustments M-Q at estimated tax rate of 21.0%	$3,592

NOTE 4 - Estimated Cost Savings and Merger-related Costs
Estimated cost savings are excluded from the pro forma analysis. Cost savings are estimated to be realized at 75% in the first year after completion of the merger and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined condensed consolidated statement of income since they will be recorded in the results of income as they are incurred and are not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented.

Note 5-Preliminary Purchase Accounting Allocation
The unaudited pro forma condensed combined consolidated financial information reflects the issuance of approximately 35,634,614 shares of First Financial common stock totaling approximately $939.0 million. The merger will be accounted for using the acquisition method of accounting; accordingly the First Financial cost to acquire MainSource will be allocated to the assets (including identifiable intangible assets) and liabilities of MainSource at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

Pro Forma
(Dollars in thousands)	Allocation
ASSETS
Cash and cash equivalents	$99,570
Investment securities available-for-sale, at market value	1,075,154
Other investments	27,796
Loans held for sale	7,794
Loans and leases	2,964,678
Less: Allowance for loan and lease losses	—
Net loans and leases	2,964,678
Premises and equipment	106,438
Goodwill	548,825
Other intangibles	41,750
Accrued interest and other assets	163,413
Total assets	$5,035,418

LIABILITIES
Deposits	$3,498,648
Short-term borrowings	185,652
Long-term debt	331,831
Other long-term debt	48,967
Total long-term debt	380,798
Total borrowed funds	566,450
Accrued interest and other liabilities	31,305
Total liabilities assumed	$4,096,403

Fair value of net assets acquired	$939,015

Note 6-Estimated Regulatory Adjustments

Upon completion of the merger, First Financial’s bank subsidiary’s total assets exceed $10 billion, and First Financial and its bank subsidiary are therefore subject to increased regulatory requirements. The Dodd-Frank Act and its implementing regulations impose various additional requirements on bank holding companies with $10 billion or more in total assets, including compliance with portions of the Federal Reserve’s enhanced prudential oversight requirements and annual stress testing requirements. No adjustments related to compliance with these additional regulatory requirements were made to the pro forma financial statements included herein.